Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 17, 2017 (the “Effective Date”), by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and Joel N. Waller (“Executive”).
RECITALS
WHEREAS, on January 17, 2017, the Corporation and Executive entered into a binding term sheet (the “Term Sheet”) with respect to the employment of Executive as the Corporation’s interim Chief Executive Officer and President; and

WHEREAS, the Corporation and Executive desire to replace the Term Sheet in its entirety with this Agreement, and the Stock Option Agreement and Performance-Based Restricted Stock Agreement attached hereto as Exhibits A and B, respectively.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, the Corporation and Executive hereby agree as follows:
ARTICLE 1
EMPLOYMENT
1.1    Commencing as of the Effective Date, the Corporation hereby employs Executive, and Executive agrees to be employed by the Corporation, as its interim President and Chief Executive Officer (collectively, “CEO”). Executive further agrees to perform such duties as are customarily incident to such positions and such other duties which may be assigned to Executive from time to time by the Board of Directors of Corporation.
1.2    In connection with Executive’s employment as interim CEO, the Board of Directors of the Corporation (the “Board”) elected Executive to serve as a director on the Board, effective as of the Effective Date, through the Corporation’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”). In addition, and assuming he is interim CEO at the time, the Board has agreed to nominate Executive for election as a director at the 2017 Annual Meeting; provided, that, Executive hereby agrees to resign, and acknowledges that, by signing this Agreement, he has irrevocably so agreed to resign, from all officer and director positions he holds with the Company, effective as of the date that he is no longer serving as interim CEO.

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ARTICLE 2
TERM

2.1    The term of this Agreement shall be until the earlier to occur of (i) January 17, 2018, or (ii) the date on which the Corporation’s permanent CEO commences employment, unless terminated earlier as provided in Article 11. Executive understands and agrees that he is employed at-will by the Corporation.

ARTICLE 3
COMPENSATION AND BENEFITS
3.1    Effective as of the Effective Date, the Corporation agrees to pay Executive an annualized salary of $600,000, less required and authorized deductions and withholdings.
3.2    Effective as of the Effective Date, the Corporation granted to Executive, subject to and in accordance with:

(a)
that certain Stock Option Agreement, between the Corporation and Executive, dated January 17, 2017, and attached hereto as Exhibit A (the “Option Agreement”), a non-qualified stock option to acquire 375,000 shares of its Common Stock, with an exercise price equal to the closing price on the New York Stock Exchange as of the Effective Date, and

(b)
that certain Performance-Based Restricted Stock Agreement, dated January 17, 2017, and attached hereto as Exhibit B (the “Restricted Stock Agreement”), 200,000 shares of its Common Stock as a performance-based restricted stock grant.

3.3    Subject to the terms and conditions of such plans and programs, Executive shall be entitled to participate in the employee benefit plans and programs generally applicable to senior executives of the Corporation, other than any annual or other short-term incentive compensation plan or program.
3.4    Executive maintains a residence in Rancho Mirage, CA, in addition to his Minneapolis, MN residence, and may periodically commute between the Company’s Plymouth, Minnesota headquarters and Rancho Mirage, CA.  The Corporation hereby agrees that, for a period commencing on the Effective Date and ending no later than the last day of his employment with the Company as interim CEO (the “Reimbursable Period”), upon proper submission to the Corporation of customary documentation evidencing such expenditures by Executive, the  Corporation will reimburse Executive for the cost of round-trip airfare for Executive to travel between Rancho Mirage, Ca  and Minneapolis, Minnesota, up to an aggregate reimbursement amount not to exceed $20,000 for the entire Reimbursable Period.

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ARTICLE 4
DUTIES
4.1    Executive agrees to devote Executive’s full time and effort, to the best of Executive’s ability, to carry out the duties of interim CEO for the profit, benefit and advantage of the Corporation. Executive shall report directly to the Board of Directors of the Corporation.
ARTICLE 5
COOPERATION
5.1    During Executive’s employment and for one (1) year thereafter, Executive agrees to cooperate fully with the Company, including its attorneys and accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involve the Company. Executive agrees to appear as a witness voluntarily upon the Company’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company. With respect to the Executive’s cooperation obligations under this provision, for the one (1) year period following the cessation of Executive’s employment with the Corporation, the Company acknowledges that these cooperation obligations, if exercised, will impose on Executive’s time and could likely interfere with other commitments Executive may have in the future. Consequently, the Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Executive’s schedule and to allow Executive to participate telephonically as appropriate but Executive recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company’s control and that for some matters or proceedings Executive’s physical presence may be required.
5.2    The Corporation agrees to reimburse Executive for his time incurred under this Article 5 at a rate of $290.00 per hour for actual time spent preparing for and attending such depositions, consultations or meetings. The Corporation also agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of services contemplated by this Article 5, including hotel accommodations, coach airfare, transportation and meals consistent with the Corporation’s generally applicable expense reimbursement policies at such time.
5.3    It is expressly understood by the parties that (i) any services Executive may provide to Company pursuant to this Article 5 shall not be as an employee and Executive’s provision of such services shall not create an employment relationship between Executive and the Company, (ii) any payments to Executive pursuant to this provision are not wages and instead shall be reflected on a federal 1099 tax form, and (iii) the payment or reimbursement of expenses by the Corporation to Executive under this Article 5 shall be in exchange for Executive’s time and/or reimbursement for expenses actually incurred and are not intended or understood to be dependent upon the character or content of any information Executive discloses in good faith in any such proceedings, meetings or consultations.

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ARTICLE 6
DEFINITIONS
6.1    “Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with or affecting the business of the Company or its affiliates, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, (iv) any material breach of Sections  4.1, 5.1, or Articles 7 or 8 of this Agreement, or (v) any material violation of the Company’s written policies, procedures or Code of Conduct; provided further that, in connection with clauses (iii) – (v), Executive shall first have received a written notice from the Chair of the Board or from the Board, as a whole, that summarizes and reasonably describes the manner in which Executive has grossly or persistently neglected his duties, engaged in an act reasonably expected to cause substantial injury, materially breached Sections 4.1, 5.1, or Articles 7 or 8 of the Agreement, or materially violated a Company policy, procedure or the Code of Conduct (the “Event”). To the extent the Event is capable of being cured, Executive shall have fourteen (14) calendar days from the date notice of the Event is delivered to Executive (via electronic mail, regular mail, in person or otherwise) to cure the same. The Corporation is not required to give written notice of, nor shall Executive have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Executive under this Section 6.1.
6.2    “Company” shall mean the Corporation and/or its majority owned and wholly owned subsidiaries.
6.3    “Confidential Information” means any information (whether in tangible or intangible form) that is not generally known outside the Company, including but not limited to trade secrets, and that is proprietary to the Company, relating to any phase of the Company’s existing or reasonably foreseeable business, including information conceived, discovered or developed by Executive. Confidential Information includes, but is not limited to, business plans; strategic plans and initiatives; financial information, statements and projections; new store plans or locations; payroll and personnel records and information; marketing information, materials and plans; product designs; supplier information; customer information; customer lists; project lists; information relating to pricing and costs; or other information that is designated by the Company as “Confidential” or other similar designation or is treated by the Company as Confidential.
6.4    “Disability” shall mean any physical or mental condition which would qualify Executive for a disability benefit under any long-term disability plan then maintained by the Corporation or the employing subsidiary.
6.5    “Good Reason” means a resignation of employment by Executive within twenty (20) calendar days following the occurrence of any one or more of the following events without the Executive’s written consent: (i) any material diminution in Executive’s position, responsibilities or title; (ii) any diminution in Executive’s base compensation, other than when made on the same or substantially similar basis for all senior executives of the Company by the

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Board, or any Committee of the Board, after considering Executive’s input, or (iii) the Company’s material breach of Articles 1 or 3 of this Agreement, which breach has not been cured as provided below in this Section 6.5.
Executive shall have Good Reason to terminate his employment if (i) within fifteen (15) calendar days following Executive’s determination that a Good Reason exists, he notifies the Company (Attention: General Counsel) in writing that he has determined a Good Reason exists and specifies in reasonable detail the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty (20) calendar days. If either condition is not met, Executive shall not have a Good Reason to terminate his employment.
6.6    (a) A “Prohibited Company” means any of the following, companies, to the extent that they are engaged in selling women’s specialty apparel: Ascena Retail Group, Inc.; Chicos FAS, Inc.; Coldwater Creek, Inc.; J. Jill Group Inc.; Kohl’s Corporation; New York & Co., Inc.; and The Talbots, Inc. (b) “Prohibited Company” shall also include: (i) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in Section 6.6(a); and (ii) any person, business, or entity where a substantial portion of Executive’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 6.6(a) or (b) (i).
ARTICLE 7
NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT
7.1    During Executive’s employment and for a period of one year after the termination of Executive’s employment (for any reason): (i) Executive shall not plan, organize or engage in any business competitive with the Company or any product or service marketed or planned for marketing by the Company or assist or work with any other person or entity to do so; (ii) Executive shall not, without the prior written permission of the Corporation’s Board of Directors, (x) directly or indirectly engage in activities with a Prohibited Company or (y) own (whether as a shareholder, partner or otherwise, other than as a 3% or less shareholder of a publicly held company) any interest in a Prohibited Company, or (z) act as an officer, director, advisor, consultant, agent or employee or otherwise participate in the management of any Prohibited Company.
7.2    During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, under any circumstance, by either party, whether voluntary or involuntary, Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Prohibited Company. This Section 7.2 shall apply to the then-current employees of the Company and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to Executive’s last day of employment with the Company.
7.3    During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, under any circumstance, by either

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party, whether voluntary or involuntary, Executive shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company to commence work on behalf of, or to establish a relationship with, a Prohibited Company or to sever or materially alter his/her/its relationship with the Company. The post-termination obligations of this Section 7.4 shall apply to the vendors, suppliers, sales agents and buying agents of the Company as of the date of Executive’s termination and at any time in the six-month period immediately prior to Executive’s termination date.
7.4    During and after Executive’s employment with the Corporation, Executive promises and agrees not to disparage the Company or the Company’s officers, directors, employees, products or services.
ARTICLE 8
CONFIDENTIAL AND PROPRIETARY INFORMATION, IDEAS, AND PROPERTY
8.1    Executive promises and agrees to take reasonable measures to maintain and preserve the confidentiality of the Confidential Information.
8.2    Executive promises and agrees not to use or disclose Confidential Information except in the course of performing Executive’s duties solely for the benefit of, and on behalf of, the Company.
8.3    Executive promises and agrees not to use, discuss, disclose, divulge, or make available in any way, whether directly or indirectly, Confidential Information to any person or entity not authorized by the Company to receive or use it.
8.4    Employee acknowledges and agrees that all documents, electronic data or files, or other tangible or intangible property (including intellectual property) relating in any way to the business of the Company, including those which are conceived by Executive or come into Executive’s possession during Executive’s employment, are and shall remain the exclusive property of the Company, and Executive agrees to return all such documents, electronic data and files, and tangible property to the Company upon termination of Executive’s employment or at such earlier time as the Company may request of Executive, and Executive further promises and agrees not retain any copies, summaries, or abstracts of such tangible or intangible property.
8.5    The obligations of this Article 8 shall continue after the termination of Executive’s employment with the Corporation for any reason, and shall be binding on Executive’s assigns, executors, administrators, or other legal representatives.
ARTICLE 9
JUDICIAL CONSTRUCTION
9.1    Executive believes and acknowledges that the provisions contained in this Agreement, including without limitation the provisions contained in Section 5.1 and Articles 7, and 8 of this Agreement, are fair and reasonable and necessary to protect the Company’s legitimate interests. Nonetheless, it is agreed that, if a court finds any of these provisions to be

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invalid in whole or in part, such finding shall not invalidate any such provision, nor the Agreement, in its entirety, but rather the provision in question shall be construed, blue-lined, reformed, rewritten, and/or equitably modified by the court as if the most restrictive covenants permissible under applicable law were contained herein.
ARTICLE 10
RIGHT TO INJUNCTIVE RELIEF
10.1    Executive acknowledges that a breach or threatened breach by Executive of any of the terms of Section 5.1 or Articles 7 or 8 of this Agreement will render irreparable harm to the Corporation or its related entities. Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs incurred in enforcing the provisions of Section 5.1 and Articles 7 and 8.
10.2    Executive acknowledges and agrees that, in the event a court determines that a bond is necessary in connection with any grant to the Corporation of injunctive relief, then a fair and reasonable amount for any such bond would be $5,000.
ARTICLE 11
TERMINATION
11.1    If Executive’s employment is involuntarily terminated by the Corporation other than for Cause, or if Executive resigns for Good Reason, in either case, prior to January 17, 2018, the Corporation shall pay through January 17, 2018 the remaining portion of Executive’s annualized salary, paid according to the Corporation’s normal payroll schedule and subject to applicable withholdings, deductions, and tax reporting requirements, and shall pay through January 17, 2018 the employer portion of any health, dental and other employee benefit program premiums, to the extent Executive is participating in such programs prior to such involuntary termination, or the cash equivalent if the benefit may not be continued after employment with the Company ceases. Such termination pursuant to this Section 11.1 shall not be a breach of this Agreement.
11.2    If Executive’s employment is involuntarily terminated by the Corporation for Cause at any time (or Executive voluntarily resigns without Good Reason prior to the date on which the Corporation’s permanent CEO commences employment), all compensation and benefits provided to Executive under this Agreement shall immediately cease upon such termination, subject to applicable employment laws and regulations; provided that, Executive shall receive any compensation and benefits owed to him as of the date of termination of his employment, pursuant to Article 3 hereof.
11.3    If Executive dies or his employment is terminated due to Disability, all compensation and benefits provided to Executive under this Agreement shall immediately cease upon such termination, subject to applicable employment laws and regulations; provided

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that, Executive or his estate shall receive any compensation and benefits owed to him (including under any applicable long-term disability plan then maintained by the Company) as of the date of termination of his employment, pursuant to Article 3 hereof. Such termination pursuant to this Section 11.3 shall not be a breach of this Agreement.)
11.4    Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 7, its determination shall be final (the "Termination Determination").
ARTICLE 12
ASSIGNMENT
12.1    Executive consents to and the Corporation shall have the right to assign this Agreement to the Corporation’s successors or assigns. Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary of the Corporation. All covenants or agreements hereunder shall inure to the benefit of and be enforceable by the Corporation’s successors or assigns.
12.2    For purposes of Section 12.1 and the possible assignment of this Agreement, the terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.
12.3    Executive’s rights under this Agreement are personal to Executive and may not be assigned, except with the written consent of the Board.
ARTICLE 13
FAILURE TO DEMAND PERFORMANCE AND WAIVER

13.1    The Corporation’s failure at any time to demand strict performance or compliance by Executive either during or after Executive’s employment with any part of this Agreement shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by operation of law. The Corporation’s rights under this Agreement can only be waived expressly, in writing by the Board. Any express waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
ARTICLE 14
ENTIRE AGREEMENT
14.1    The Corporation and Executive agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties and also acknowledge that this Agreement contains the full and complete agreement between and among them, that there are no oral or implied agreements or other modifications relating to the same subject matter.

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ARTICLE 15
GOVERNING LAW
15.1    The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota. The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
15.2    Executive and the Company agree to submit to the exclusive jurisdiction of, and venue in, the courts of the State of Minnesota, County of Hennepin, or of the Federal District Court of Minnesota venued in Hennepin County, with respect to any dispute that may arise between them.
ARTICLE 16
SURVIVAL
16.1    The parties agree that Articles 5, 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 5, 7 and 8 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.
ARTICLE 17
UNDERSTANDINGS
17.1    Executive hereby acknowledges that (i) this Agreement constitutes good and valuable consideration in exchange for the obligations and agreements undertaken by Executive by this Agreement, including, without limitation, the provisions contained in Articles 7 and 8 of this Agreement and (ii) that Executive has carefully considered the obligations, restrictions, and undertakings contained in this Agreement and, having had the opportunity to confer with counsel of Executive’s own choosing, has determined that they are reasonable.
17.2    By signing below, Executive authorizes the Corporation to notify third parties (including, but not limited to, Executive’s actual or potential future employers) of Articles 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 7 and 8 of this Agreement, and Executive’s responsibilities hereunder.
17.3    Executive represents and warrants to the Corporation that Executive is not under, or currently bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder.
17.4    If Executive possesses any information that Executive knows or should know is considered by any third party to be the confidential, trade secret, or otherwise proprietary information of such third party, Executive shall not disclose such information to the Company or use such information in the course of Executive’s employment or in any other way to benefit the Company.

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ARTICLE 18
REIMBURSEMENT
18.1    Upon submission by Executive of customary documentation, in form reasonably satisfactory to the Corporation, the Corporation shall reimburse Executive for fees and expenses of Executive’s legal counsel incurred in connection with the negotiation and execution of the Term Sheet, this Agreement and the Exhibits hereto, up to an aggregate amount not to exceed $5,000.
ARTICLE 19
MEDIATION

19.1    If the Board or Committee makes a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Company Termination Notice”). If Employee disagrees with the determination referred to in the Company Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Company Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that he will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Termination Determination shall be final and binding.

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IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed Executive’s name, all as of the day and year written below.

CHRISTOPHER & BANKS CORPORATION

Date:	February 22, 2017	By:	/s/ Kent A. Kleeberger

Witness:	/s/ Luke R. Komarek	Its:	Board Chairman

JOEL N. WALLER

Date:	February 23, 2017	/s/ Joel N. Waller

Witness:	/s/ Luke R. Komarek

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